EXHIBIT 99

CONSULTING AGREEMENT
[THIS AGREEMENT DOES NOT INCLUDE FINANCIAL PR AND/ OR
CAPITAL FORMATION]

This Agreement (the "Agreement") is dated May 16, 2001 and is entered into by and between PACEL CORP., ET AL (hereinafter referred to as "CLIENT") and TRIBE COMMUNICATIONS, INC. By and through its representative, and acting consultant, Robert Sullivan (hereinafter referred to as "TCI").

1.	CONDITIONS. This Agreement will not take effect, and TCI will have no obligation to provide any service whatsoever, unless and until CLIENT returns a signed copy of this Agreement to TCI (either by mail or facsimile copy). CLIENT shall be truthful with TCI in regard to any relevant material regarding CLIENT, verbally or otherwise, or this entire Agreement will terminate and all monies paid shall be forfeited without further notice.

Agreed, CLIENTS INITIALS: _____________
Upon execution of this Agreement, CLIENT agrees to cooperate with TCI in carrying out the purposes of this Agreement, keep TCI informed of any developments of importance pertaining to CLIENT's business and abide by this Agreement in its entirety.

2.	SCOPE AND DUTIES. During the term of this Agreement, TCI will perform the following services for CLIENT:

       2.1       DUTIES TO BE PERFORMED FOR CLIENT

A] COMPLIANCE AND DISSEMINATION SERVICES

•	Feature Company in monthly Internet Chat Webcasts
•	Schedule monthly and quarterly radio interviews featuring client (to be scheduled pursuant to availability)
•	Add client information and Archiving of Webcasts and interviews quarterly to epowow.com
•	Conversion of all Webcasts and Video Features on company and interviews to .wav,.mpg or applicable format

B] VIDEO / PRODUCT/SERVICE SHOWCASE / EXPOSURE / STRATEGIC CONSULTING

•	Videotaping, Editing and Production of 4-6 minute Video Feature on company
•	Conversion of Video Feature on company to internet applicable format

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•	Add Video Feature on company to epowow.com and Client website
•	Pre-announce all Webcasts and Video Opt-In database
•	Strategic Planning and Partnering [Licensing Agreements and Marketing Promotions]
•	Prominent Placement in ‘TRIBE COMMUNICATIONS SMALL-CAP SHOWCASE’

A]	FULL COMPANY PROFILE FEATURED IN VIRTUAL TRADESHOW FORMAT
B]	MARKETED TO INDUSTRY PUBLICATIONS, RADIO, TELEVISION, ET. AL
C]	INCLUDES 15 INTERNET CATALOG PLACEMENTS [MODIFIABLE MONTHLY]
D]	COMPLETE GRAPHIC, AUDIO AND VIDEO PRODUCTION INCLUDED

2.2	Advice and Counsel. TCI will provide advice and counsel regarding CLIENT's strategic business and financial plans, strategy and negotiations with potential lenders/investors, joint venture, corporate partners and others involving financial and financially-related transactions. These services under this agreement shall not include direct introductions to investors, market makers or broker dealers.

2.3	CLIENT and/or CLIENT's Affiliate Transaction Due Diligence. TCI will participate and assist CLIENT in the due diligence process on all proposed financial transactions affecting CLIENT of which TCI is notified in writing in advance, including conducting investigation of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s).

2.4	Additional Duties. CLIENT and TCI shall mutually agree upon any additional duties that TCI may provide for compensation paid or payable by CLIENT under this Agreement. Although there is no requirement to do so, such additional agreement(s) may be attached hereto and made a part hereof by written amendments to be listed as "Exhibits" beginning with "Exhibit A" and initialed by both parties.

2.5	Standard of Performance. TCI shall devote such time and efforts to the affairs of the CLIENT as is reasonably necessary to render the services contemplated by this Agreement. TCI is not responsible for the performance of any services which may be rendered hereunder if the CLIENT fails to provide the requested information in writing prior thereto. The services of TCI shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant. TCI cannot guarantee results on behalf of CLIENT, but shall use commercially reasonable efforts in providing the services listed above.

3.  Compensation to TCI.

3.1	CLIENT will pay for services described herein. The fees shown below shall be payable as follows:

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A] INITIAL PAYMENT:	$2,300,000 Shares of PLRP DEMAND S-8 REGISTRATION RIGHTS
B] DUE SEPTEMBER 7, 2001:	500,000 Unregistered Shares of PLRP*
C] DUE DECEMBER 7, 2001:	500,000Unregistered Shares of PLRP*

*NOTE: ALL SHARES ISSUED IN ACCORDANCE WITH THIS AGREEMENT [ASIDE FROM S-8 SHARES WHICH ALREADY HAVE DEMAND REGISTRATION RIGHTS] SHALL HAVE STANDARD "PIGGY-BACK" REGISTRATION RIGHTS. TOTAL NUMBER OF SHARES = 3,300,000.

CLIENT INITIALS __________________________________

4.	Term/Termination. TERM OF AGREEMENT IS ONE YEAR, HOWEVER, CANCELLABLE QUARTERLY, BY THE CLIENT SO LONG AS WRITTEN NOTICE IS GIVEN 30 DAYS PRIOR TO TERMINATION.
5.	Non Circumvention. In and for valuable consideration, CLIENT hereby agrees that TCI may introduce (whether by written, oral, data, or other form of communication) CLIENT to one or more opportunities, including, without limitation, existing or, trusts, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (an "Opportunity" or "Opportunities"). CLIENT further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning an Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of TCI, and shall be treated as confidential information by CLIENT, it affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. CLIENT shall not use such information, except in the context of any arrangement with TCI in which TCI is directly and actively involved, and never without TCI's prior written approval. CLIENT further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any business relationship, contact any person regarding such Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to such Opportunity except as directly though TCI, without the prior written approval of TCI. TCI is relying on CLIENT's assent to these terms and their intent to be bound by the terms by evidence of their signature. Without CLIENT's signed assent to these terms, TCI would not introduce any Opportunity or disclose any confidential information to CLIENT as herein described.

6.	NON-DISCLOSURE.
"Confidential Information" shall mean collectively, the Trade Secrets, the Business Plans, and all information contained in or represented by the documents or other information disclosed by CLIENT to TCI which was shared with TCI for reasons or purposes other than the public dissemination of such information. TCI hereby warrants, covenants and agrees that any and all Confidential Information, whether oral or written, received by, or disclosed to TCI by CLIENT or by any of the shareholders, officers, directors, employees or other representatives of CLIENT, shall be and shall remain strictly confidential. TCI shall not at any time, in any manner, directly or indirectly, divulge or in any manner whatsoever disclose to any other unaffiliated person, firm or entity whomsoever all or any portion of the Confidential information except as specifically authorized by CLIENT either in writing in advance or in the furtherance of this agreement as is commonly understood by the parties. TCI agrees to defer to CLIENT in connection with any question as to whether a specific disclosure is in the furtherance of the Purpose.

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7.	REPRESENTATIONS AND WARRANTIES OF TCI.

a.	TCI's services under this Agreement are not and will not be to promote, maintain a market for CLIENT or its securities to the general public or in the connection with, or related to capital raising transactions.

b.	Any compensation received herein will not be used in connection with distribution of the Company's securities or to the general public nor will TCI act as a conduit for the distribution of such securities.

c.	TCI's representative, Robert Sullivan, who has contracted directly with the Company.
d.	TCI will not provide any services in connection with any potential restructuring of the capital of CLIENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

CLIENT:

THE COMPANY

By:    /s/ David E.Calkins
Its:    President

Address:      8870 Rixlew Lane, Suite 201
                     Manassas, VA 20106

Contact Person: David E. Calkins

TCI:

TRIBE COMMUNICATIONS, INC.

By:   /s/ Robert Sullivan
Its:   ______________________

Address:  350 W. Ash, Suite 1002
                 San Diego, CA 92101

Contact Person: ________________